Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Terry Slavin	Meggan Powers
Director, Corp. Communications & IR	PR Manager
Cymer, Inc.	Cymer, Inc.
(858) 385-5232	(858) 385-6327
tslavin@cymer.com	mpowers@cymer.com

CYMER REPORTS THIRD QUARTER 2004 OPERATING RESULTS

SAN DIEGO, Calif., October 19, 2004 - Cymer, Inc. (Nasdaq NM: CYMI), the world’s leading supplier of deep ultraviolet (DUV) light sources used in semiconductor manufacturing, today announced operating results for the third quarter ended September 30, 2004.  Among the highlights for the third quarter, quarterly revenue reached the highest level in Cymer’s history, while net income increased 51 percent over net income posted in the second quarter of 2004.

For the third quarter of 2004, net income totaled $15,421,000, equal to earnings of $0.41 per share (diluted), compared to a net loss of $8,519,000, equal to a loss of $0.24 per share (diluted), in the third quarter of the prior year.  On a sequential basis, third quarter 2004 net income grew 51 percent over second quarter 2004 net income of $10,201,000, equal to earnings of $0.27 per share (diluted).

Total revenue for the third quarter of 2004 was $107,140,000, a 68 percent increase over total revenue of $63,873,000 posted in the third quarter of 2003, and a sequential 13 percent increase over $94,907,000 in total revenue in the second quarter of 2004.

For the first nine months of 2004, net income totaled $32,778,000, equal to earnings of $0.87 per share (diluted), compared to a net loss of $17,074,000, or a loss of $0.49 per share (diluted), posted in the first nine months of the prior year.  Total revenue for the first nine months of 2004 was $289,968,000, a 50 percent increase over $193,443,000 in total revenue recorded in the first nine months one year ago.

Commenting on the third quarter, Bob Akins, Cymer’s chief executive officer, said, “The third quarter of 2004 developed much as we had anticipated, with most of our results within the guidance we provided in our September 7, 2004 press release.  The third quarter gross margin remained flat with the second quarter at 47 percent and slightly below our September guidance.  Late in the third quarter, we wrote off some older consumables module inventory as chipmakers demonstrated a higher adoption rate for our new performance latitude and lifetime improvement kit for our NanoLith 7000, resulting in the obsolescence of the older modules, and negatively impacting third quarter gross margin by one margin point.

“We recognized revenue on 86 light sources in the third quarter of 2004 compared to 81 light sources in the second quarter of 2004,” Akins continued.  “Cymer installed 76 new light sources in the third quarter.  We estimate that Cymer’s rolling four-quarter share of light sources installed at chipmakers as of September 30 was 84 percent.

“In the third quarter, technology buys of advanced argon fluoride (ArF) light sources made up 23 percent of unit shipments, and capacity buys of krypton fluoride (KrF) light sources made up 77 percent of unit shipments,” Akins noted.  “Shipments of our mature ELS-6000 and ELS-6010 products accounted for 41 percent of unit shipments.  With the product mix slightly less heavily weighted toward these mature KrF products compared to the second quarter, our average selling price (ASP) increased as anticipated, on a currency adjusted basis, to $798,000 from $736,000 in the second quarter of 2004.  Our DUV light source utilization at chipmakers rose

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slightly in the third quarter resulting in our non-systems product revenue, which consists of upgrades, consumables and spare parts and service, reaching $39 million, the highest quarterly non-systems revenue level in Cymer’s history.”

Cymer reported operating income of $22,093,000, or 21 percent of revenue in the third quarter of 2004, compared to operating income of $16,027,000, or 17 percent of revenue, in the second quarter of 2004.  Third quarter 2004 bookings of $103,979,000 were 7 percent higher than second quarter 2004 bookings of $97,137,000.  The third quarter book-to-bill ratio was 0.97.  The third quarter 2004 backlog declined slightly to $104,575,000 from second quarter 2004 backlog of $107,737,000.

Cymer generated $11,816,000 in cash from operations in the third quarter of 2004 compared to $5,135,000 in the second quarter.  Cash and cash equivalents and short- and long-term investments totaled $358,124,000 as of September 30, 2004.  Capital spending for the third quarter of 2004 totaled $6,444,000 compared to $3,705,000 in the second quarter of 2004.  During the third quarter of 2004, Cymer repurchased approximately $49 million of its convertible subordinated notes outstanding in the open market, resulting in a gain of approximately $900,000.    Additionally, Cymer has sub-leased the smaller of the two San Diego facilities vacated in 2003, and continues efforts to sub-lease the other facility.

Corporate Outlook

Commenting on Cymer’s outlook, Akins noted, “Over the past few weeks, the reported decline in chip fab utilization has caused some chipmakers to begin delaying equipment purchases, including the purchase of lithography tools.  Cymer has also received light source push outs from two of our direct customers in the past few weeks.  Additionally, while our light source utilization rates were up overall for the third quarter, they did drop off appreciably in the last month of the quarter.  As a result of this uncertainty in the industry, our  visibility has become limited to less than one quarter.  In these circumstances, we believe the prudent course is to be proactive and take actions that will prepare Cymer to deal effectively with what, at this time, appears to be an industry slowdown that could persist potentially for a few quarters.

“Based on expected lower quarterly revenue levels in the near term, and the high degree of unpredictability moving forward, we have decided to take action now to align our cost structure with these uncertain industry conditions.  As a result, this week we will implement a reduction in our workforce of approximately 14 percent.  During the recent upturn, we kept our headcount in line with the volume of our business, and this adjustment is related to the lower volumes we anticipate near-term.”

Nancy Baker, Cymer’s chief financial officer, stated, “In keeping with slowing industry conditions, we also believe it prudent to make a correction to our inventory level.  Therefore, in the fourth quarter, we have decided to reduce our inventory by approximately 10 percent in the quarter, which will have a negative effect on gross margin by several margin points due to reduced factory loading.”

Based on information available at this time, Cymer is currently providing the following guidance for the fourth quarter of 2004, which includes costs associated with the inventory and workforce reduction efforts:

•     We currently estimate that total product revenue in the fourth quarter of 2004 will be down approximately 10 percent from third quarter 2004 revenue.

•     We are forecasting that foreign currency adjusted ASPs will grow to approximately $920,000, exceeding our previous forecast.

•     We expect that gross margin will be between 37 percent and 39 percent.  If the company had not decided to take the previously discussed inventory reduction measures, gross margin would be approximately 7 margin points higher.

•     We anticipate that R&D expenses in the third quarter will be between $14.8 million and $15.5 million.

•     We expect SG&A expenses to be between $13.2 million and $13.7 million.

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•      We currently model net other income and expense as breakeven for the fourth quarter, excluding net effects of foreign currency exchange gains or losses.

•     We estimate the annual effective tax rate for 2004 to be approximately 25 percent.

•     We plan to issue a fourth quarter update between December 6 and December 10, 2004.

Cymer’s management will hold a conference call at 2:00 pm (PDT) today, October 19, 2004, to discuss third quarter 2004 results and fourth quarter 2004 guidance.  This press release may be accessed on the company’s Web site, and the call and accompanying slides may be accessed on the Investor Relations page of the company’s Web site, at www.cymer.com.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements.  These statements include, but are not limited to all of the statements under the caption “Corporate Outlook” above.  These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties.  In addition, statements regarding Cymer’s share of light sources installed at chipmakers, backlog and book-to-bill ratios should not be read as predictions or projections of future performance.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; the timing of customer orders, shipments and acceptances; delays or cancellations by customers of their orders; cyclicality in the market for semiconductor manufacturing equipment; the rate at which semiconductor manufacturers take delivery of photolithography tools from the company’s customers; the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and/or product development schedules; the company’s ability to secure adequate supplies of critical components for its advanced products; and the company’s ability to manage its expense levels and unanticipated expenses.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.

About Cymer

Cymer, Inc. is the world’s leading supplier of DUV illumination sources, the essential light source for DUV photolithography systems.  DUV lithography is a key enabling technology, which has allowed the semiconductor industry to meet the exacting specifications and manufacturing requirements for volume production of today’s advanced semiconductor chips.  Further information on Cymer may be obtained from the Company’s SEC filings, the Internet at www.cymer.com or by contacting the company directly.

Cymer, Inc.	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
	2003	2004	2003	2004
Total revenues	$63,873,000	$107,140,000	$193,443,000	$289,968,000

Net income (loss)	$(8,519,000)	$15,421,000	$(17,074,000)	$32,778,000
Basic earnings (loss) per share	$(0.24)	$0.42	$(0.49)	$0.89
Diluted earnings (loss) per share	$(0.24)	$0.41	$(0.49)	$0.87
Weighted average common shares outstanding — diluted	35,302,000	37,266,000	34,733,000	37,639,000

CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2003	2004	2003	2004
REVENUES:
Product sales	$63,873	$106,751	$193,386	$289,344
Other	—	389	57	624
Total revenues	63,873	107,140	193,443	289,968

COST AND EXPENSES:
Cost of product sales	48,029	56,120	142,930	158,263
Research and development	11,470	15,796	44,860	42,998
Sales and marketing	3,873	5,784	12,428	17,486
General and administrative	20,621	8,218	32,941	22,987
Amortization of intangibles	40	40	120	120
Gain on debt extinguishment	—	(911)	—	(911)

Total costs and expenses	84,033	85,047	233,279	240,943

OPERATING INCOME (LOSS)	(20,160)	22,093	(39,836)	49,025

OTHER INCOME (EXPENSE):
Foreign currency exchange gain (loss) - net	482	(928)	65	(1,273)
Interest and other income	2,078	2,401	6,964	5,900
Interest and other expense	(2,530)	(2,299)	(7,510)	(7,366)

Total other income (expense) - net	30	(826)	(481)	(2,739)

INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT) AND MINORITY INTEREST	(20,130)	21,267	(40,317)	46,286

INCOME TAX PROVISION (BENEFIT)	(12,078)	5,818	(24,190)	11,572
MINORITY INTEREST	(467)	(28)	(947)	(1,936)

NET INCOME (LOSS)	$(8,519)	$15,421	$(17,074)	$32,778

EARNINGS (LOSS) PER SHARE:

Basic earnings (loss) per share	$(0.24)	$0.42	$(0.49)	$0.89
Weighted average common shares outstanding-basic	35,302	36,788	34,733	36,704

Diluted earnings (loss) per share	$(0.24)	$0.41	$(0.49)	$0.87
Weighted average common shares outstanding-diluted	35,302	37,266	34,733	37,639

CYMER, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)

	December 31, 2003	September 30, 2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$230,657	$217,202
Short-term investments	93,474	97,133
Accounts receivable - net	62,819	96,310
Foreign currency forward exchange contracts	—	162
Inventories	93,012	120,625
Deferred income taxes	1,407	1,653
Prepaid expenses and other assets	5,513	7,351

Total current assets	486,882	540,436

PROPERTY AND EQUIPMENT - NET	128,849	125,184
LONG TERM INVESTMENTS	77,509	43,789
DEFERRED INCOME TAXES	80,711	80,888
GOODWILL - NET	7,647	8,358
INTANGIBLE ASSETS - NET	12,925	11,026
OTHER ASSETS	8,698	7,236

TOTAL ASSETS	$803,221	$816,917

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$19,099	$22,934
Accrued warranty and installation	26,486	27,888
Accrued payroll and benefits	7,196	17,549
Accrued patents, royalties and other fees	8,436	5,143
Foreign currency forward exchange contracts	6,401	—
Income taxes payable	16,473	25,658
Accrued and other current liabilities	4,945	6,155

Total current liabilities	89,036	105,327

Convertible subordinated notes	250,000	200,753
Other liabilities	5,660	6,777

Total liabilities	344,696	312,857

MINORITY INTEREST	5,195	5,843

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock - authorized 5,000,000 shares; $.001 par value, no shares issued or outstanding	—	—
Common stock - authorized 100,000,000 shares; $.001 par value, issued and outstanding 36,345,000 and 36,822,000 shares	36	37
Additional paid-in capital	358,988	370,559
Unearned compensation	(146)	(48)
Accumulated other comprehensive loss	(5,734)	(5,295)
Retained earnings	100,186	132,964

Total stockholders’ equity	453,330	498,217

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$803,221	$816,917

CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the nine months ended September 30
	2003	2004

OPERATING ACTIVITIES:
Net income (loss)	$(17,074)	$32,778
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on debt extinguishment	—	(911)
Depreciation and amortization	23,816	21,004
Non-cash stock based compensation	1,115	141
Amortization of unearned compensation	665	98
Minority interest	947	1,936
Provision for deferred income taxes	(54)	(727)
Loss on disposal or impairment of property and equipment	17,635	61
Change in assets and liabilities:
Accounts receivable - net	(14,303)	(33,491)
Income taxes receivable	(16,725)	—
Foreign currency forward exchange contracts	1,925	(2,247)
Inventories	11,209	(27,613)
Prepaid expenses and other assets	786	(2,299)
Accounts payable	(12,094)	3,835
Accrued and other liabilities	(3,627)	16,892
Income taxes payable	(11,321)	9,185
Net cash provided by (used in) operating activities	(17,100)	18,642

INVESTING ACTIVITIES:
Acquisition of property and equipment	(55,509)	(14,584)
Purchases of investments	(84,006)	(161,549)
Proceeds from sold or matured investments	121,454	189,384
Acquisition of patents	—	(5,990)
Acquisition of minority interest	(180)	(2,000)
Net cash provided by (used in) investing activities	(18,241)	5,261

FINANCING ACTIVITIES:
Net borrowings under revolving loan and security agreements	(6,667)	—
Proceeds from issuance of common stock	31,288	11,430
Redemption of convertible subordinated notes	—	(47,407)
Payments on capital lease obligations	(38)	(36)
Net cash provided by (used in) financing activities	24,583	(36,013)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1,658	(1,345)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(9,100)	(13,455)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	196,643	230,657
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$187,543	$217,202

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$8,925	$8,949
Income taxes paid, net	$4,037	$2,650

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Reversal of unearned compensation related to cancelled stock options previously issued for the ACX acquisition	$1,475	—